Exhibit 99.1

INVO Provides Preliminary Update on FY2022 Financial Results

SARASOTA, Fla., March 30, 2023 — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced preliminary financial results for the fourth quarter and year ended December 31, 2022.

The Company expects total revenue in the fourth quarter of 2022 to reflect a sequential increase of approximately 15% to 19%, or to between $270,000 and $280,000 in total revenue, compared to $235,321 in the third quarter of 2022. Gross operating expenses, inclusive of non-cash charges, are expected to be comparable to the third quarter of 2022. For the year ended December 31, 2022, excluding the recognition of approximately $3.6 million in remaining deferred license revenue from Ferring that was fully accelerated in the fourth quarter of 2021, the Company expects total revenue to reflect an increase of approximately 38% to 40%, or to between $815,000 and $825,000 in total revenue, compared to $588,687 in the prior year. Gross operating expenses for the year ended December 31, 2022, inclusive of non-cash charges, are expected to reflect an increase of approximately 14% to 19%, or a total of $10.5 million to $11.0 million.

“Looking forward, we are thrilled with the March 2023 signing of binding purchase agreements for our first IVF clinic acquisition, the March 2023 closing of our registered direct offering generating approximately $3 million in gross proceeds, as well as the continued progress and revenue growth in early 2023 for our INVO Center clinics,” commented Steve Shum, CEO of INVO. “Consummation of our planned Wisconsin Fertility Institute acquisition is expected to provide INVO with the ability to accelerate our business plan and significantly improve our financial profile. As disclosed in the combined financial statements filed in our Form 8-K on March 20, 2023, the Wisconsin clinic generated approximately $5.5 million in revenue and $1.9 million in net income for the trailing 12-month period ended September 30, 2022. Together with the ongoing expansion of our INVO Center model through organically built clinics and the planned strategic acquisition of additional owner-operated clinics, we believe that the Wisconsin acquisition could greatly enhance our business and provide a solid foundation for our future growth.”

Extension of 10-K Filing

INVO filed a Form 12b-25 with the Securities and Exchange Commission (“SEC”) on March 20, 2023, to extend the filing date of its Annual Report on Form 10-K (“10-K”) for the year ended December 31, 2022, from its original due date of March 31, 2023 to April 15, 2023.

“The recent substantive and positive developments in March stretched the bandwidth of our audit teams, and we require the additional time provided by the SEC’s standard extension to file our 10-K,” continued Shum. “The extension is necessary for our audit firm to complete its remaining test procedures and we fully expect to file within the extension period. We look forward to hosting our regular investor call within the next two weeks and to provide additional details on our financial results, the acquisition and INVO’s prospects and plans.”

INVO is working diligently to file the 10-K as soon as reasonably practicable, and within the extension period of 15 calendar days as provided by Rule 12b-25. As noted in the 12b-25 filing, gross revenue for the year ended December 31, 2022, is expected to decrease by approximately 80% compared to 2021. Such decrease is due to the termination of our agreement with Ferring, which resulted in the full recognition, in 2021, of the remaining $3.6 million in deferred revenue related to the Ferring agreement, and was partially offset by an increase in 2022 clinic revenue.

The Company will make a subsequent announcement providing the date and time of its fourth quarter and full-year 2022 earnings release and conference call.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

INVO Bioscience, Steve Shum, CEO, 978-878-9505, sshum@invobio.com

Investor Contact, Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com